File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKE CORPORATION

(Exact name of registrant as specified in its charter)

KANSAS	48-1009756
(State of Incorporation)	(I.R.S. Employer Identification No.)

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

(Address of Principal Executive Offices)

2006 BROOKE CORPORATION EQUITY INCENTIVE PLAN

(Full Title of Plan)

James H. Ingraham

General Counsel and Secretary

Brooke Corporation

10950 Grandview Drive, Suite 600

Overland Park, KS 66210

913-661-0123

(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, Par Value $.01 per share	500,000	$10.71	$5,355,000	$572.99

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional securities to be offered or issued pursuant to the 2006 Brooke Corporation Equity Incentive Plan, including a number of shares as may become issuable because of the provisions of such Plan relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.
(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) and (h), based on the average of the high and low prices on December 20, 2006, as reported by the NASDAQ Global Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

(a) The registrant’s Annual Report on Form 10-K filed on March 13, 2006, pursuant to Sections 13(a) or 15(d) of the 1934 Act which contains, either directly or by incorporation by reference, audited financial statements for the registrant’s fiscal year ended December 31, 2005;

(b) The registrant’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2006, filed April 26, 2006;

(c) The registrant’s Quarterly Report on Form 10-Q for the three-month period ended June 30, 2006, filed July 26, 2006;

(d) The registrant’s Quarterly Report on Form 10-Q for the three-month period ended September 30, 2006, filed October 31, 2006;

(e) The registrant’s Current Reports on Form 8-K filed on March 17, 2006, April 12, 2006, April 26, 2006, May 17, 2006, June 19, 2006, July 11, 2006, July 28, 2006, August 2, 2006, August 15, 2006, August 31, 2006, September 19, 2006 (2 filings), September 21, 2006, October 10, 2006, November 6, 2006, November 8, 2006 (Form 8-K/A), November 21, 2006, December 6, 2006 and December 11, 2006;

(f) The registrant’s Proxy Statement filed on March 24, 2006 for the Annual Meeting of Stockholders held on April 27, 2006; and

(g) The description of the registrant’s Common Stock which is contained in the registrant’s Registration Statement on Form S-1, Registration Number 333-124225, and any amendment or report filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, from the date hereof and prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES.

A description of the securities pursuant to Item 202 of Regulation S-K is not required.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

No expert named in the Registration Statement or counsel for the registrant has, or is to receive in connection with the offering a substantial interest, direct or indirect, in the registrant or any of its subsidiaries. James H. Ingraham, who has rendered an opinion of counsel as to the legality of the securities being registered (Exhibit 5.01 hereto), is employed by the registrant as its General Counsel and Secretary, is eligible for awards under the registrant’s 2006 Brooke Corporation Equity Incentive Plan, and owns a stock option issued by the registrant.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 17-6305 of the Kansas General Corporation Code provides generally and in pertinent part that a Kansas corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, except actions by or in the right of the corporation, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 17-6305 further provides that in connection with the defense or settlement of any action by or in the right of the corporation to procure a judgment in its favor, a Kansas corporation may indemnify its directors, officers, employees or agents against expenses actually and reasonably incurred by them in connection with the defense or settlement of the action or suit if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; provided, however, that no indemnification shall be made in any action as to which they have been adjudged to be liable to the corporation unless, and only to the extent that, a court deciding such action determines that, despite the adjudication of liability but in view of all of the circumstances of the case, they are fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

Article VIII of the Company’s Amendment and Restatement to the Articles of Incorporation (the “Articles”) provides as follows:

1. The corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. The corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceedings referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

4. Any indemnification under subsections 1 and 2 above, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has made the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or, if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by legal counsel in a written opinion, or by the stockholders of the corporation.

5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

6. The indemnification provided in this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise; both as to action in his official capacity and as to action in another capacity while holding such office; and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

8. In no event shall, the corporation indemnify any person against expenses, penalties, or other payments incurred in an administrative proceeding or action that results in a final order assessing civil money penalties or requiring affirmative action by such individual or individuals in the form of payments to the corporation.

Section 17-6002(b)(8) of the Kansas General Corporation Code provides that Article VIII of our Articles does not limit or eliminate liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Code or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

No restricted securities are to be reoffered or resold pursuant to this Registration Statement and, therefore, no exemption from registration is claimed.

Item 8. EXHIBITS.

The exhibits filed as part of the Registration Statement are as follows:

4.01	Amendment and Restatement to the Articles of Incorporation, filed on March 31, 2005 as Exhibit 3.1 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

4.02	Certificate of Amendment to and Restatement of the Bylaws, filed as Exhibit 3.(ii) to the registrant’s current report on Form 8-K filed on February 1, 2005.

5.01*	Opinion of counsel as to the legality of the securities being registered and the consent of such counsel.

23.01*	Consent of independent registered public accounting firm.

23.02	Consent of counsel (included in Exhibit 5.01).

24.01	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith

Item 9. UNDERTAKINGS.

(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that items (1)(a) and (1)(b) of this undertaking do not apply if the Registration Statement is on Form S-8 and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, and the State of Kansas, on this 22nd day of December, 2006.

BROOKE CORPORATION

By:	/s/ Robert D. Orr
Robert D. Orr
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert D. Orr and Anita F. Larson, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: December 22, 2006	/s/ Robert D. Orr Robert D. Orr, Chief Executive Officer (Principal Executive Officer), Chairman of the Board of Directors and Director

Date: December 22, 2006	/s/ Leland G. Orr Leland G. Orr, Chief Financial Officer (Principal Accounting and Financial Officer), Treasurer, Assistant Secretary and Director

Date: December 22, 2006	/s/ Anita F. Larson Anita F. Larson, Chief Operating Officer, President and Director

Date: December 21, 2006	/s/ John L. Allen John L. Allen, Director

Date: December 24, 2006	/s/ Joe L. Barnes Joe L. Barnes, Director

Date:	Derrol D. Hubbard, Director

Date: December 21, 2006	/s/ Shawn T. Lowry Shawn T. Lowry, Vice President and Director

Date:	Mitchell G. Holthus, Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
4.01	Amendment and Restatement to the Articles of Incorporation, filed on March 31, 2005 as Exhibit 3.1 to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

4.02	Certificate of Amendment to and Restatement of the Bylaws, filed as Exhibit 3.(ii) to the registrant’s current report on Form 8-K filed on February 1, 2005.

5.01*	Opinion of counsel as to the legality of the securities being registered and the consent of such counsel.

23.01*	Consent of Independent Registered Public Accounting Firm.

23.02	Consent of counsel (included in Exhibit 5.01).

24.01	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith